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                                                                   EXHIBIT (8)-1

              [LETTERHEAD OF WINTHROP, STIMSON, PUTNAM & ROBERTS]

                                                                January 25, 1996

Baltimore Gas and Electric Company
Liberty and Lexington Streets
Baltimore, Maryland 21201

           Re:  Agreement and Plan of Merger by and among
                Baltimore Gas and Electric Company, Potomac
                Electric Power Company and Constellation Energy
                Corporation Dated as of September 22, 1995
                ---------------------------------------------------------------

Ladies and Gentlemen:

    You have requested our opinion as to the United States federal income tax consequences to Baltimore Gas and Electric Company, a corporation organized under the laws of the State of Maryland ("BGE"), Constellation Energy Corporation, a corporation organized under the laws of the State of Maryland and the Commonwealth of Virginia (the "Company"), and the shareholders of BGE, resulting from the consummation of the merger of BGE and Potomac Electric Power Company, a corporation organized under the laws of the District of Columbia and the Commonwealth of Virginia ("PEPCO"), with and into the Company pursuant to the Agreement and Plan of Merger by and among BGE, PEPCO and the Company Dated as of September 22, 1995 (the "Merger Agreement").

    As counsel to BGE, we have assisted in the preparation of the Joint Proxy Statement/Prospectus to be used in connection with the Merger, including the descriptions of certain federal income tax consequences resulting therefrom contained therein under the headings "Certain Federal Income Tax Consequences of the Merger."


    Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in the certificates dated on or about the date hereof, which have been delivered to us by BGE, PEPCO and the Company for purposes of this opinion and which contain certain representations of BGE, PEPCO and the Company (the "Officer's Certificates").


    The descriptions in the Joint Proxy Statement/Prospectus under the headings "Certain Federal Income Tax Consequences of the Merger" and our opinion as stated herein are based upon and subject to:

        (i) the Merger being effected in the manner described in the Joint Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement;

        (ii) the accuracy of the representations made to us by BGE, PEPCO and the Company in their respective Officer's Certificates, and their continuing accuracy at all times through the Effective Time of the Merger;

       (iii) the accuracy and completeness of the statements concerning the Merger set forth in the Joint Proxy Statement/Prospectus, including the purposes of BGE, PEPCO and the Company for consummating the Merger; and

       (iv) the accuracy of the information concerning the Merger that has come to our attention during our engagement.

    Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that, under current law, for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly:

        (i) BGE and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code;
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        (ii) no gain or  loss will be  recognized by BGE or  the Company in  the
    Merger;

       (iii) no gain or loss will be recognized by the shareholders of BGE upon their receipt of (a) Company Common Stock in exchange for BGE Common Stock,
    (b) Company Preferred Stock in exchange for BGE Preferred Stock or (c) Company Preference Stock in exchange for BGE Preference Stock;

       (iv) the tax basis of the shares of capital stock of the Company received by the shareholders of BGE will be the same as the tax basis of their shares of capital stock of BGE exchanged therefor; and

        (v) the holding period of the shares of capital stock of the Company in the hands of the shareholders of BGE will include the holding period of their shares of capital stock of BGE exchanged therefor, provided such shares of capital stock of BGE are held as capital assets at the Effective Time.

    This opinion does not address state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any United States federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

    We hereby consent to (i) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and (ii) the reference to our firm under the headings "Certain Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus that constitutes part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          /s/ Winthrop, Stimson, Putnam &
                                          Roberts
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